EXHIBIT 99.1

FOR IMMEDIATE RELEASE

CONTACTS:	Ron Klawitter	Michael Newman
	Chief Financial Officer	Investor Relations
	Key Tronic Corporation	StreetConnect
	(509) 927-5295	(206) 729-3625

KEY TRONIC CORPORATION ANNOUNCES

THIRD QUARTER RESULTS

Year-over-Year Quarterly Revenue Up 33% and Over Six-fold Increase in Earnings

Spokane, WA— April 28, 2005 — Key Tronic Corporation (Nasdaq: KTCC), a provider of electronic manufacturing services (EMS), today announced its results for the quarter ended April 2, 2005.

For the third quarter of fiscal 2005, Key Tronic reported total revenue of $49.7 million, up 33% from $37.3 million for the third quarter of fiscal 2004. For the first nine months of fiscal 2005, total revenue was $149.7 million, up 43% from $104.5 million in the same period of fiscal 2004.

Net income for the third quarter of fiscal 2005 was $852,000 or $0.09 per share, up 661% from $112,000 or $0.01 per share for the third quarter of fiscal 2004, and up 74% from $490,000 or $0.05 per share for the previous quarter. For the first nine months of fiscal 2005, net income was $1.6 million or $0.16 per share, up from a net loss of $155,000 or ($0.02) per share for the same period of fiscal 2004

“We are pleased with our improved operating efficiencies and earnings in the third quarter,” said Jack Oehlke, President and Chief Executive Officer. “Our year-over-year growth continues to be primarily driven by increased production on programs for established customers involving specialty printer accessories and components, and gaming technology. In the third quarter, we began production on a new consumer product for an existing customer and expect to start a medical technology program for a new customer in the fourth quarter. We also recently won business from a new customer for hospital equipment, which is expected to get underway in the first half of fiscal 2006.”

“To prepare for growth in coming periods, we are adding to our printed circuit board capacity in China and Mexico, and plan to expand our capacity in Mexico by buying the building adjacent to our existing facility in Juarez during the fourth quarter of fiscal 2005. We also are investing in our worldwide printed circuit board operations to ensure compliance with new environmental regulations impacting our industry. The EMS industry continues to grow and we are well-positioned to capitalize on the opportunities ahead.”

In the fourth quarter of fiscal 2005, the Company expects revenue to increase 5% to 10% from the third quarter and earnings to be in the range of $0.08 to $0.12 per share.

Key Tronic will host a conference call today to discuss its financial results at 2:00 PM Pacific (5:00 PM Eastern). A broadcast of the conference call will be available at www.keytronic.com under “Investor Relations” or by calling 800-218-0204 or +1 303-262-2211. A 48-hour replay will be available by calling 800-405-2236 or +1 303-590-3000 (Reservation No. 11027377). A replay will also be available on the Company’s Web site

About Key Tronic

Key Tronic is a leading contract manufacturer offering value-added design and manufacturing services from its facilities in the United States, Mexico, China and Ireland. The Company provides its customers full engineering services, materials management, worldwide manufacturing facilities, assembly services, in-house testing, and worldwide distribution. Its customers include some of the world’s leading original equipment manufacturers. For more information about Key Tronic visit: www.keytronic.com.

Some of the statements in this press release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include all passages containing verbs such as ‘aims, anticipates, believes, estimates, expects, hopes, intends, plans, predicts, projects or targets’ or nouns corresponding to such verbs. Forward-looking statements also include other passages that are primarily relevant to expected future events or that can only be fully evaluated by events that will occur in the future. Forward-looking statements in this release include, without limitation, the Company’s statements regarding its expectations with respect to quarterly revenue and earnings during fiscal 2005. There are many factors, risks and uncertainties that could cause actual results to differ materially from those predicted or projected in forward-looking statements, including but not limited to the accuracy of customers’ forecasts; success of customers’ programs; timing of new programs; success of new-product introductions; technology advances; changes in pricing policies by the Company, its competitors, customers or suppliers; and the other risks and uncertainties detailed from time to time in the Company’s SEC filings.

KEY TRONIC CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts)

(Unaudited)

	Third Quarters Ended		Nine Months Ended
	April 2 2005	April 3 2004	April 2 2005	April 3 2004
Net sales	$49,726	$37,316	$149,726	$104,535
Cost of sales	45,676	33,604	138,137	94,675

Gross profit on sales	4,050	3,712	11,589	9,860

Operating expenses:
Research, development and engineering	713	638	2,126	1,926
Selling	556	681	1,578	1,527
General and administrative	1,724	1,773	5,240	5,268

Total operating expenses	2,993	3,092	8,944	8,721

Operating income	1,057	620	2,645	1,139

Interest expense	296	273	903	795
Other (income) expense	—	(3)	(13)	(23)

Income (loss) before income taxes	761	350	1,755	367

Income tax provision (benefit)	(91)	238	147	522

Net income (loss)	$852	$112	$1,608	$(155)

Earnings (loss) per share:

Earnings (loss) per common share - basic	$0.09	$0.01	$0.17	$(0.02)
Weighted average shares O/S - basic	9,687	9,673	9,682	9,673

Earnings (loss) per common share - diluted	$0.09	$0.01	$0.16	$(0.02)
Weighted average shares O/S - diluted	9,901	9,793	9,922	9,673

KEY TRONIC CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In thousands)

(Unaudited)

	April 2 2005	July 3 2004
ASSETS
Current Assets:
Cash and cash equivalents	$2,188	$600
Trade receivables - net	22,827	24,439
Inventories	28,952	27,848
Other	2,720	1,833

Total current assets	56,687	54,720

Property, plant and equipment, net	10,150	11,131

Other Assets:
Restricted cash	4,021	705
Other - net	589	617
Goodwill - net	765	765

Total other assets	5,375	2,087

Total Assets	$72,212	$67,938

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Current portion of long term obligations	$342	$606
Accounts payable	23,975	24,354
Accrued compensation and vacation	4,222	4,015
Litigation settlement	1,341	925
Other	3,575	1,352

Total current liabilities	33,455	31,252

Long-Term Liabilities:
Revolving loan	12,914	10,851
Litigation settlement	—	1,536
Other	976	1,065

Total long-term liabilities	13,890	13,452

Shareholders’ Equity:
Common stock, no par value, authorized 25,000 shares; issued and outstanding 9,691 and 9,676 shares	38,422	38,397
Retained deficit	(13,555)	(15,163)

Total shareholders’ equity	24,867	23,234

Total Liabilities and Shareholders’ Equity	$72,212	$67,938